                                                Exhibit 99.1

First Solar, Inc. Announces 2011 Financial Guidance

•	Net Sales $3.7 - $3.9 billion

•	EPS $8.75 - $9.50 per fully diluted share

•	Operating Cash Flow $1.0 - 1.1 billion

Tempe, Arizona - - December 14, 2010 - First Solar Inc. (Nasdaq: FSLR) today announced 2011 financial guidance.

In 2011, First Solar forecasts net sales in the range of $3.7 to $3.9 billion, up about 46% year over year compared to the midpoint of 2010 guidance provided on October 28, 2010. The net sales forecast is comprised of $2.8 to $2.9 billion of module sales and $0.9 to $1.0 billion of EPC/project development sales. EPS is forecasted to grow to between $8.75 to $9.50 per fully diluted share and consolidated operating income is $875 to $975 million. These forecasts include $80 - $85 million of manufacturing start-up expenses and $15-20 million of factory ramp costs associated with plant expansions. The Company plans to invest $1.0 to $1.1 billion of capital to nearly double production capacity by year-end 2012, to maintain existing capacity and to add infrastructure to support growth. First Solar expects to generate $1.0 - $1.1 billion of operating cash flow during 2011.

“First Solar revenue and profit is continuing to grow in 2011,” said Rob Gillette, First Solar Chief Executive Officer. “We are benefiting from diversifying global partner demand and an increase in revenue from utility scale projects.”
First Solar will discuss the outlook for 2011 in a conference call scheduled for today at 4:30 p.m. EST. Investors may access a live audio webcast of this call and presentation in the Investors section of the Company's website at www.firstsolar.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Sunday, December 19, 2010 at 7:30 p.m. EST and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 7856437. A replay of the webcast will be available on the Investor section on the Company's web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days. If you are a subscriber of FactSet or Thomson One, you can obtain a written transcript approximately two hours after the conclusion of the call.

About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit http://www.firstsolar.com

For First Solar Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:

First Solar, Inc.
Investors:
Larry Polizzotto
Vice President, Investor Relations
602-414-9315
lpolizzotto@firstsolar.com

Pam Hegarty
Director, Investor Relations
602-414-9315
phegarty@firstsolar.com

Media:
First Solar - (North America)
Ted Meyer or Alan Bernheimer
+1 (602) 414-9361
media@firstsolar.com

First Solar - (Europe)
Brandon Mitchener
+49 (0) 6131 1443-399
media-emea@firstsolar.com